U.S. SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, DC 20549

                                FORM 12b-25
                       NOTIFICATION OF LATE FILING

(CHECK ONE):

 [ X ] Form 10-K and Form 10-KSB      [   ] Form 20-F      [   ] Form 11-K
 [   ] Form 10-Q and Form 10-QSB      [   ] Form N-SAR

                   For Period Ended: January 31, 2008
                                     ----------------

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended: ______________________________

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
---------------------------------------------------------------------------
PART I--REGISTRANT INFORMATION
---------------------------------------------------------------------------
                                Propalms, Inc.
     ----------------------------------------------------------------------
                           Full Name of Registrant

     ----------------------------------------------------------------------
                         (Former Name if Applicable)

                         Unit 4, Park Farm Courtyard
     ----------------------------------------------------------------------
            Address of Principal Executive Office (Street and Number)

                  Easthorpe, Malton United Kingdom Y017 6QX
     ----------------------------------------------------------------------
                          City, State and Zip Code


---------------------------------------------------------------------------
PART II--RULES 12b-25(b) AND (c)
---------------------------------------------------------------------------
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b) The subject annual report, semi-annual report, transition report on
          Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

-----------------------------------------------------------------------------
PART III--NARRATIVE
-----------------------------------------------------------------------------

Significant records necessary to file complete and accurate financial statements have just been completed. The Company will file within the fifteen day extension period requested.

-----------------------------------------------------------------------------
PART IV--OTHER INFORMATION
-----------------------------------------------------------------------------
(1) Name and telephone number of person to contact in regard to this notification

       Mark E. Murphy, CPA              407                 328-8460
   ---------------------------      -----------         ------------------
             (Name)                 (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

         [ X ] Yes      [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         [   ] Yes      [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                Propalms, Inc.
                 ----------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: 	April 30, 2008         By: /s/ Owen Dukes
                                   --------------------
                             	   Owen Dukes, CEO